Exhibit 10.1

DATED APRIL 13, 2017

ZOETIS INC

AND

NEXVET BIOPHARMA LIMITED

EXPENSES REIMBURSEMENT AGREEMENT

CONTENTS

1.	INTERPRETATION	1
2.	PRE-CONDITION	7
3.	ZOETIS REIMBURSEMENT	7
4.	GENERAL	10

THIS AGREEMENT is made as a deed on April 13, 2017

BETWEEN:

(1)	ZOETIS INC., a Delaware corporation, with a principal place of business at 10 Sylvan Way, Parsippany, New Jersey 07054 (“Zoetis”), and

(2)	NEXVET BIOPHARMA LIMITED, a company incorporated in Ireland under registered number 547923 having its registered office at Unit 5 Sragh Business Park, Rahan Road, Tullamore, Co. Offaly, Ireland (“Target”)

RECITALS:

(A)	Zoetis has agreed to make a proposal to acquire Target through its wholly owned subsidiary Zoetis Belgium S.A., a limited liability company (société anonyme) incorporated under the laws of Belgium, having its registered office at rue Laid Burniat 1, B-1348 Louvain-la-Neuve, Belgium and registered in the Crossroads Bank of Enterprises under number 0401.953.350 (RLE Nivelles)(“Zoetis Bidco”) on the terms set out in the Rule 2.5 Announcement (as defined below) and the Transaction Agreement (as defined below) and Target has agreed to reimburse certain third party costs and expenses incurred and to be incurred by Zoetis and/or Zoetis Bidco for the purposes of, in preparation for, or in connection with the Acquisition (as defined below) in certain circumstances.

(B)	This Agreement (the “Agreement”) sets out the agreement between the Parties (as defined below) as to, among other things, the reimbursement in certain circumstances by Target of certain expenses incurred and to be incurred by Zoetis and/or Zoetis Bidco for the purposes of, in preparation for, or in connection with the Acquisition (as defined below).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, including the Recitals, the following words and expressions shall have the meanings opposite them:

“Acquisition” means the proposed acquisition by Zoetis Bidco of Target by means of the Scheme (to be described in the Rule 2.5 Announcement) or a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) (including the payment by Zoetis Bidco of the aggregate cash consideration pursuant to the Scheme or such Takeover Offer) pursuant to the Transaction Agreement;

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

“Acting in Concert” has the meaning given to that term in the Takeover Panel Act;

“Action” means any lawsuit, claim, complaint, action or proceeding before any Governmental Body;

“Agreement” has the meaning given to that term in Recital B;

“Articles of Association” means the articles of association of Target as filed with the Registrar of Companies;

“Business Day” means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap” has the meaning given to that term in Clause 3.1;

“Concert Parties” means in relation to any Party, such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Takeover Rules and such persons as are Acting in Concert with that Party;

“Conditions” means the conditions to the Scheme and the Acquisition set forth in Schedule 1 to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“EGM” means the extraordinary general meeting of Target Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions” means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Target, changes to the Articles of Association, including as contemplated by Clause 4.3 of the Transaction Agreement, and such other matters as Target reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Zoetis (such consent not to be unreasonably withheld or delayed), desirable for the purposes of implementing the Scheme or the Acquisition;

“EMA” means the European Medicines Agency;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“FDA” means the United States Food and Drug Administration;

“Governmental Body” means any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority, agency in any jurisdiction, commission, board, body, bureau, arbitrator, arbitration panel, or other authority, agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange (including NASDAQ and NYSE) or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction (provided it has jurisdiction over the applicable Person or its activities or property), including the Panel, the High Court, the SEC, the FDA, the USDA, the EMA, the Health Products Regulatory Authority (of Ireland) and the Irish Department of Agriculture, Food and the Marine;

“High Court” means the High Court of Ireland;

“Irrecoverable VAT” in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act or similar provision in any other jurisdiction;

“Law” means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, licence, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body;

“NASDAQ” means the NASDAQ Stock Market;

“NYSE” means the New York Stock Exchange;

“Panel” means the Irish Takeover Panel;

“Parties” means Target and Zoetis, and “Party” shall mean either Target, on the one hand, or Zoetis, on the other hand (as the context requires);

“Person” or “person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Governmental Body or any department, agency or political subdivision thereof;

“Proxy Statement” has the meaning given to that term in Clause 3.1 of the Transaction Agreement;

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland as defined in Section 2 of the Act;

“Resolutions” means collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Rule 2.5 Announcement” means the joint announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules in accordance with the Transaction Agreement;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to this Agreement, on the terms (including the Conditions) and for the consideration set out in the Rule 2.5 Announcement and on such other terms and in such form not being inconsistent with the Transaction Agreement as the Parties mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, if required, approved by the High Court;

“Scheme Document” means a document (or relevant sections of the Proxy Statement comprising the scheme document), including any amendments or supplements thereto, to be distributed as part of the Proxy Statement to Target Shareholders and, for information only, to holders of the Target Convertible Securities, containing:

(a)	the Scheme;

(b)	the notice or notices of the Scheme Meeting and the EGM;

(c)	an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

(d)	such other information as may be necessary or appropriate pursuant to the Act, the Exchange Act or the Takeover Rules; and

(e)	such other information as Target and Zoetis shall agree, each acting reasonably;

“Scheme Meeting” means the meeting or meetings of the Target Shareholders or, if applicable, any class or classes of Target Shareholders (including, but not limited to, as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Target Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Target and Zoetis, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“Scheme Recommendation” means the unanimous recommendation of the Target Board that Target Shareholders vote in favour of the Resolutions;

“Subsidiary” means in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Offer” means an offer in accordance with Clause 3.7 of the Transaction Agreement for the entire issued and to be issued ordinary share capital of Target (other than any Target Shares beneficially owned by any member of Zoetis Group (if any)), including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Documents” means if following the date hereof, Zoetis elects to implement the Acquisition by way of Takeover Offer in accordance with Clause 3.7 of the Transaction Agreement, the documents to be despatched to Target Shareholders and others by Zoetis containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer, and as amended in such manner as Zoetis and Target shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Zoetis and Target and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act” means the Irish Takeover Panel Act 1997, as amended;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013;

“Target” has the meaning given to that term in the introduction of this Agreement;

“Target Alternative Proposal” means any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both, made by any person (other than a proposal or offer pursuant to Rule 2.5 of the Takeover Rules by Zoetis or any of its Concert Parties) for:

(f)	a merger, reorganisation, share exchange, consolidation, business combination, recapitalisation, dissolution, liquidation or similar transaction involving Target that, if consummated, would result in any Person beneficially owning shares with more than 20% of the voting power of Target;

(g)	the direct or indirect acquisition by any Person of more than 20% of the value of the assets of the Target Group, taken as a whole; or

(h)	the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of Target, including any offer or exchange offer that if consummated would result in any Person beneficially owning shares with more than 20% of the voting power of Target;

“Target Board” means the board of directors of Target from time to time and for the time being;

“Target Convertible Securities” means all securities (including, but not limited to, all options, restricted share units, warrants and/or other convertible securities issued pursuant to the Target Plans) which are convertible, exchangeable or exercisable into Target Shares;

“Target Group” means Target and all of its Subsidiaries and “member of the Target Group” means any of them;

“Target Plans” shall have the meaning given to that term in the Transaction Agreement;

“Target Shares” means the existing unconditionally allotted or issued and fully paid ordinary shares with a nominal value of US$ 0.125 each in the capital of Target and any further such shares which are unconditionally allotted or issued before the date on which the Scheme is effective;

“Target Shareholders” means the holders of the Target Shares;

“Target Shareholder Approval” means:

(a)	the approval of the Scheme Meeting Resolution by a majority in number of Target Shareholders representing at least 75% or more in value of Target Shares held by such Target Shareholders, present and voting either in person or by proxy, at the requisite Scheme Meeting (or at any adjournment of such meeting); and

(b)	the EGM Resolutions being duly passed by the requisite majorities of Target Shareholders present and voting either in person or by proxy at the EGM (or at any adjournment of such meeting);

“Target Superior Proposal” means a written bona fide Target Alternative Proposal (where each reference to 20% set forth in the definition of such term shall be deemed to refer to 50%, but provided that such Target Alternative Proposal may not be subject to due diligence or definitive documentation (other than the execution thereof)) that the Target Board determines in good faith (after consultation with Target’s financial advisers and outside legal counsel) is more favourable to the Target Shareholders than the Transactions, taking into account such financial, regulatory, legal, structuring, timing and other aspects of such proposal as the Target Board considers to be appropriate;

“Tax Authority” means any Governmental Body responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the US Internal Revenue Service and the Irish Revenue Commissioners);

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”) means all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Governmental Body or Tax Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, or State Aid related thereto, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or successor liability;

“Transactions” means the transactions contemplated by the Transaction Agreement, including the Acquisition;

“Transaction Agreement” the transaction agreement dated April 13, 2017 between Target, Zoetis and Zoetis Bidco;

“USDA” means the United States Department of Agriculture;

“VAT” any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC);

“VAT Group” a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction;

“Zoetis Bidco” shall have the meaning given to that term in Recital A;

“Zoetis Group” means, collectively, Zoetis and all of its Subsidiaries;

“Zoetis Payment Events” shall have the meaning given to that term in Clause 3.2; and

“Zoetis Reimbursement Payments” shall have the meaning given to that term in Clause 3.1.

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereby”, “hereof” and “herein” and other words of similar meaning when used in this Agreement shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section or clause shall be a reference to a section, subsection, clause or sub-clause, (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, the term “officers” shall be construed to mean corporate officers and executive officers.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

2.	PRE-CONDITION

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3.	ZOETIS REIMBURSEMENT

3.1

Subject to Clause 2 and to the provisions of this Agreement, Target agrees to pay or will, at Zoetis’s direction, procure that a member of the Target Group will pay to Zoetis, if any Zoetis Payment Event (as set out below) occurs, an amount equal to all documented, specific quantifiable third party costs and expenses incurred by Zoetis and/or Zoetis Bidco, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial, accounting and commercial due diligence, arranging financing and engaging advisers to assist in the process (the payments provided for in this Clause 3.1, the “Zoetis Reimbursement Payments”); provided that the gross amount payable to Zoetis pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued and to be issued share capital of Target that is the subject of the Acquisition (excluding, for the avoidance of doubt, any interest in such capital held by Zoetis or any Concert Parties of Zoetis) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”). The amount payable by Target to Zoetis under this Clause 3.1 will exclude any amounts in respect of VAT incurred by Zoetis attributable to such third party costs other than Irrecoverable VAT incurred by Zoetis.

3.2	The “Zoetis Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)	by Zoetis for the reason that the Target Board or any committee thereof:

(A)	withdraws (or modifies in any manner adverse to Zoetis), or failed to make when required pursuant to the Transaction Agreement, or proposes publicly to withdraw (or modify in any manner adverse to Zoetis), the Scheme Recommendation or, if applicable, the recommendation to the holders of Target Shares from the Target Board to accept the Takeover Offer; or

(B)	approves, recommends or declares advisable or proposes publicly to approve, recommend or declare advisable, any Target Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Target to Zoetis of notice or information in connection with a Target Alternative Proposal or Target Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 3.2(a)(i)(B)); or

(C)	discloses a position that is deemed to be a “Target Change of Recommendation” under Clause 5.2(f) of the Transaction Agreement; or

(ii)	by Target, at any time prior to obtaining the Target Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Target Superior Proposal; or

(b)	all of the following occurring:

(i)	prior to the Scheme Meeting, a Target Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Target Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three Business Days before the date of the Scheme Meeting (it being understood that, for purposes of this Clause 3.2(b), references to “20%” in the definition of Target Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by Zoetis for the reason that Target shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement, which material breach or failure to perform:

(A)	would result in a failure of any of the Conditions; and

(B)	if curable, is not cured within 30 days following Zoetis’s delivery of written notice to Target of such breach or failure to perform (which notice shall state Zoetis’s intention to terminate the Transaction Agreement pursuant to Clause 9.1(a)(vi) of the Transaction Agreement and the basis for such termination); and

(iii)	a Target Alternative Proposal is consummated, or a definitive agreement providing for a Target Alternative Proposal is entered into within twelve months after such termination and such Target Alternative Proposal is consummated (in each case, regardless of whether such Target Alternative Proposal is the same Target Alternative Proposal referred to in Clause 3.2(b)(i)); or

(c)	all of the following occur:

(i)	prior to the Scheme Meeting, a Target Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Target Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three Business Days before the date of the Scheme Meeting (it being understood that, for purposes of this Clause 3.2(c), references to “20%” in the definition of Target Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by either Target or Zoetis for the reason that the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majority of votes; and

(iii)	a Target Alternative Proposal is consummated, or a definitive agreement providing for a Target Alternative Proposal is entered into within twelve months after such termination and such Target Alternative Proposal is consummated (in each case, regardless of whether such Target Alternative Proposal is the same Target Alternative Proposal referred to in Clause 3.2(c)(i)).

3.3	Each request by Zoetis for a Zoetis Reimbursement Payment shall be:

(a)	submitted in writing to Target no later than 60 calendar days following the occurrence of any of the Zoetis Payment Events;

(b)	accompanied by payment instructions and written invoices or written documentation supporting the request for a Zoetis Reimbursement Payment; and

(c)	subject to satisfactory compliance with Clause 3.3(b), and subject to the Zoetis Reimbursement Payments to be made hereunder not, in aggregate, exceeding the Cap, satisfied in full by payment in full by Target or, if applicable, a member of the Target Group, to Zoetis in cleared, immediately available funds within ten calendar days following such receipt of such invoices or documentation.

3.4	If and to the extent that any relevant Tax Authority determines that the Zoetis Reimbursement Payment is consideration for a Taxable supply and that Target is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

(a)	the amount payable by Target by way of the Zoetis Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

(b)	to the extent that Target has already paid an amount in respect of the Zoetis Reimbursement Payment which exceeds the amount described in Clause 3.4(a) above, Zoetis shall repay to Target the portion of the Irrecoverable VAT in excess of the Cap.

3.5	Target shall accommodate any reasonable action that Zoetis requests, in writing and without delay, to avoid, dispute, defend, resist, appeal or compromise any determination of a Tax Authority that the Zoetis Reimbursement Payment is consideration for a Taxable supply and/or that Target is liable to account to the relevant Tax Authority for VAT in respect of such supply and/or that all or any part of such VAT is Irrecoverable VAT subject to Zoetis indemnifying Target from and against any and all costs, liabilities, interest or expenses which it (or any member of the Target Group) may suffer or incur as a result of or in connection with taking such action.

3.6	In relation to such a determination by a Tax Authority, Target must:

(a)	provide Zoetis with copies of all documents and correspondence received from the relevant Tax Authority excluding any and all documents, correspondence or other information that must be redacted or excluded to comply with legal or pre-existing contractual obligations, or to address confidentiality concerns (save with regard to issues relating to the VAT determination in question); and

(b)	consider and accommodate all of Zoetis’s reasonable comments (not to be withheld or delayed) in correspondence with the relevant Tax Authority.

3.7	If Zoetis makes any payments to Target under Clause 3.4, and after making such a payment, Target becomes entitled to recover all, or any part, of the related VAT from the relevant Tax Authority, Target shall notify Zoetis without delay and, as soon as practicable, repay to Zoetis the lesser of:

(a)	the amount recoverable from the Tax Authority; and

(b)	the sum paid by Zoetis to Target.

4.	GENERAL

4.1	This Agreement shall be governed by, and construed in accordance with, the Laws of Ireland, without regard to the conflicts of law rules of Ireland that would result in the application of the laws of any other jurisdiction. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts in Ireland. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland. Each of the Parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement.

4.2	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, e-mail or otherwise).

4.3	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service), by email or hand delivery to the Party to be served as follows:

(a)	if to Zoetis, to:

Address:	Zoetis Inc 10 Sylvan Way, Parsippany, NJ 07054, U.S.A

Attention:	General Counsel

Email:	LegalNotices@zoetis.com

with a copy to:	Morgan, Lewis & Bockius LLP

Address	101 Park Avenue, New York, NY 10178-0060, U.S.A.

Attention:	Eric Tajcher

Email:	Eric.Tajcher@morganlewis.com,

Arthur Cox

Address:	Ten Earlsfort Terrace, Dublin, DO2 T380

Attention:	Christopher McLaughlin, John Barrett

Email:	Christopher.McLaughlin@arthurcox.com John.Barrett@arthurcox.com

(b)	if to Target, to:

Address:	Nexvet Biopharma Limited Unit 5, Sragh Technology Park Tullamore, Co. Offaly, Ireland

Attention:	Chief Executive Officer

Email:	company.secretary@nexvet.com

with a copy to:	DLA Piper LLP (US)

Address	2000 University Avenue East Palo Alto, California, 94303-2214, U.S.A.

Attention:	Bruce Jenett Andrew Ledbetter

Email:	Bruce.Jenett@dlapiper.com Andrew.Ledbetter@dlapiper.com

Matheson

70 Sir John Rogerson’s Quay, Grand Canal Dock, Dublin 2

Attention:	Tim Scanlon, Patrick Spicer, Madeline McDonnell

Email:	Tim.Scanlon@matheson.com Patrick.Spicer@matheson.com Madeline.McDonnell@matheson.com or such other postal address or email address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 4.3.

Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by e-mail, at the time of the sending of the e-mail (provided that any notice deemed to have been served on any day that is not a Business Day, or on any Business Day after 5:30 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

4.4	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.5	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.6	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.7	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a deed on the date stated at the beginning of this Deed.

Zoetis, Inc.

By:	/s/ Juan Ramón Alaix
Name:	Juan Ramón Alaix
Title:	Chief Executive Officer

[Expenses Reimbursement Agreement - Signature Page]

GIVEN under the common seal of NEXVET BIOPHARMA PUBLIC LIMITED COMPANY and DELIVERED as a DEED:

/s/ Cormac Kilty
Director / Company Secretary

/s/ George Gunn
Director

[Expenses Reimbursement Agreement - Signature Page]